Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”), dated as of August 4, 2016 (the “Notice Date”) and effective as of the Effective Date (as defined in this Agreement), is made by and between Neurotrope, Inc., a Nevada corporation and its operating subsidiary, Neurotrope BioScience, Inc., a Delaware corporation (collectively, the “Company”), and Charles S. Ramat (“Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of September 28, 2015 (the “Employment Agreement”) pursuant to which the Company employed Executive to serve as President and Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to provide for an amicable and mutually agreed transition of executive management; to implement the provisions in the Employment Agreement for termination of Executive by the Company without Cause and to make certain amendments to the Employment Agreement, all in accordance with the terms and conditions of this Separation Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows (capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement).

1.           Interim CEO. Executive’s employment and Employment Term as Chief Executive Officer (CEO) of the Company shall continue for 60 days after the Notice Date (the “Notice Period”). During the Notice Period, the Company will continue to pay Executive his current Base Salary and will continue Executive’s participation in the Company’s benefit plans, except that his Base Salary shall be reduced $10,000 per month.

2.           Reporting. Executive shall report solely to the entire Board of Directors of the Company (and not to an Executive Committee or other person or group) during the Notice Period, and will resign from the Board and all other positions Executive holds with the Company at the end of the Notice Period, or earlier if requested by the Board. Executive hereby waives his rights to be a management nominee to the Board. As provided in the Employment Agreement, Executive need only follow “reasonable and lawful directions” given by the Board.

3.           Transition Responsibilities. Executive’s responsibilities during the Notice Period will be primarily to assist in transition of his duties to other employees of the Company and Joshua Silverman, consultant to the Company, and such other duties as the Board may request from time to time. Executive will not participate in or be responsible for any negotiations, terminations or modification of arrangements between the Company and other Company directors, officers, employees and shareholders, unless otherwise requested by the Board.

4.           Termination Without Cause; Entitled to Payments and Benefits. The parties agree that Executive is being terminated by the Company without Cause and that Executive will receive all of the Accrued Benefits described in the first paragraph of Section 9 of the Employment Agreement and all of the payments and benefits set forth in Section 9(a) of the Employment Agreement upon such event, including the “Severance” payment as defined therein. The “Date of Termination” for purposes of the Employment Agreement shall be 60 days after the Notice Date (or earlier, if the Company terminates the Notice Period). No other notices of termination shall be required of either party.

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5.           Payment of Severance. The Severance payment of $200,000 shall be paid to Executive on the Company’s first practical payroll date following the Date of Termination, provided the Executive has not exercised his right to revoke this Agreement.

6.           Restoration of Consulting Agreement. As provided in Section 14 of the Employment Agreement, on the Date of Termination, the Consulting Agreement effective February 28, 2013, as amended, between Ramat Consulting Group and Neurotrope Bioscience, Inc. (the “Consulting Agreement”), shall automatically and without any further action by any party hereto, be restored and become fully effective and reinstated on the same terms and conditions of such Consulting Agreement for the balance of its five (5) year term and which shall expire on February 28, 2018, including without limitation, payment of consulting fees at the rate of $50,000 per annum, payable monthly.

7.           Vesting and Exercisability of Stock Options. On the Date of Termination, (i) all unvested options under all of the Stock Option Agreements between the Company and Executive (including without limitation, those set forth on Schedule A to this Agreement) shall immediately vest, automatically and without any further action by the parties hereto notwithstanding that Executive, on the previously scheduled vesting dates, may no longer be an employee, director, or service provider to the Company, and (ii) all vested options (including those whose vesting occurs pursuant the preceding clause) under all of the Stock Option Agreements between the Company and Executive (including without limitation, those set forth on Schedule A to this Agreement) shall continue to be exercisable for a period of ten (10) years following the respective dates of grant.

8.           Successors. Section 26 of the Employment Agreement shall continue to require any successor to the Company as described therein to assume expressly and agree in writing to perform the obligations of the Company under the Employment Agreement and this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

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9.           Continuing Obligations. The Company and the Executive hereby agree that the obligations in Sections 10, 12, 13, 25 and 27 of the Employment Agreement shall continue in full force in effect in accordance with the terms therein following the Date of Termination notwithstanding the termination of Executive’s employment without Cause; provided, however, that the non-compete provision set forth in Section 27(b) of the Employment Agreement is hereby amended to read as follows:

“b.           Non – Compete. For and in consideration of this exposure to confidential and sensitive information, and further in consideration of the salary, bonuses, stock and other incentives set forth in this Agreement, Executive agrees that during his employment with the Company and for twelve (12) months following the termination of his employment by any party or for any reason other than a Change of Control, by the Company without Cause, or Non-Renewal or by the Executive with Good Reason he will not (i) directly or indirectly engage in or associate in any country in which the Company is doing or has plans to do business with any entity engaging in the business engaged in by the Company (i.e., research, development and sale of products using bryostatin or bryologs (collectively, the “Specified Products”); or (ii) solicit, for competitive business purposes with respect to the Specified Products, any customer or partner of the Company. Notwithstanding the foregoing, the Executive and his affiliates shall at all times be permitted to (i) own passive investments (where he is not a director or officer) of less than twenty (20%) percent of any other enterprise, (ii) own investments (where he is not a director or officer) in large capitalization publicly traded companies in the pharmaceutical or medical industry, even if by chance such large companies engage in activities covering the Specified Products and (iii) participate in a business that is engaged in the development and/or sale of products using bryologs only for the indication of AIDS.”

10.           Inventions; Records. The Company and the Executive hereby confirm that with respect to Section 28 of the Employment Agreement, Executive does not have any inventions, discoveries, improvements or patentable or copyrightable works made by the Executive during the Employment Term and related to the Specified Products in the Company’s business and the Company does not require or expect to receive any assignment or transfer of any such intellectual property from Executive. The Company and Executive hereby confirm that with respect to Section 12 of the Employment Agreement, that Executive does not have any separate files, records, reports or, electronic storage media relating to the Company nor any computer hardware or software or cell phones provided by or relating to the Company, nor any other property belonging to the Company.

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11.           Press Releases and Communications. Both the Company and Executive shall have mutual consent rights over any press releases, public communications and references to Executive in the Company’s securities filings, relating to Executive’s separation from the Company, which generally shall describe that there has been an amicable, mutually agreed transition without cause by the Company or Executive. Executive agrees that he will not make or cause to be made any disparaging or negative statements about the Company or any of its directors, officers or employees, and the Company agrees that it will not, and it will direct its directors and officers not to, make any disparaging or negative statements about Executive.

12.           Mutual Releases. (a) Executive, on behalf of himself and his heirs, personal representatives, successors and assigns, hereby releases, discharges and waives any and all claims, counterclaims, actions or causes of action whether asserted or unasserted and whether known or unknown which he, she or they have possessed or may possess up until the time of the Effective Date against the Company and its affiliates, and covenants not to sue any of them for any of such claims including, without limitation, claims (x) under the Employment Agreement or any other agreement between the Executive and the Company, or (y) under any state or federal law relating to Employment or prohibited discrimination or retaliation in employment including, without limitation, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act or the Older Workers’ Benefit Protection Act, the New York State Human Rights Law, the New York City Human Rights Law, and the New Jersey Law Against Discrimination, excepting from such release (1) the terms and conditions of this Agreement and documents contemplated to be delivered hereby, (2) Executive’s entitlement to the Accrued Benefits and Severance and rights under all executive and employee benefit plans of the Company in which Executive participates, (3) continued indemnification pursuant to Section 25 of the Employment Agreement as well as under the Company’s Certificate of Incorporation, By-Laws, and applicable law, (4) continued coverage as a named insured under all of the Company’s D&O insurance policies, (5) all rights under stock option and stock award agreements, shareholder, registration rights, investor rights and similar agreements to which Executive and the Company are a party, (6) all rights as a shareholder of the Company and (7) restoration of the Consulting Agreement as referred to in Section 6 of this Agreement, and (b) effective on the Effective Date, and excepting only the terms and conditions of this Agreement and the documents contemplated to be delivered hereby, the Company, on behalf of itself and its affiliates and its and their successors and assigns, hereby releases, discharges and waives any and all claims, counterclaims, actions and causes of action whether asserted or unasserted and whether known or unknown which it, he or they may have possessed or may possess up until the time of the Effective Date against Executive, and his heirs, personal representatives, successors and assigns, including without limitation, any claims in any way related to Executive’s employment with the Company or his acts or omissions as a director or officer of the Company, or any possible legal, equitable, contract or tort claim, whether based on breach of contract, fraud, libel, slander, tortious interference with business relations or otherwise, and covenants not to sue any of them for any such claims. The foregoing releases to Executive shall include, without limitation, any signatures, evaluations, certifications and actions taken with respect to the Company's 10-Q for the quarter ending June 30, 2016 and related management representation letters to the Company's accountants, even if these occur after the Effective Date or the date of this Agreement. Notwithstanding the foregoing, the Company’s release of the Executive shall not include any claims arising out of or relating to any conduct of the Executive that is criminal or fraudulent as determined in a final non-appealable judgment.

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13.           Additional Releases. Simultaneously with the execution and delivery of this Agreement, Executive shall have received release and immunity agreements (the “Investor Releases”) (substantially similar to the provisions of Section 12 above) from Iroquois Master Fund Ltd., Ellis International and Katalyst Securities and their respective affiliates.

14.           Company Authorization. The Company represents and warrants to Executive that this Agreement has been duly authorized by all necessary corporate action of its Board of Directors, has been duly executed and delivered by an authorized signatory of the Company, and is the legally valid, binding and enforceable obligation of the Company in accordance with its terms. The Executive represents and warrants to the Company that this Agreement has been duly executed and delivered by him and is the legally valid, binding and enforceable obligation of the Executive in accordance with its terms.

15.           Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and to the extent any provision of the Employment Agreement is inconsistent herewith, it shall be deemed amended to conform to this Agreement, and in the event of any conflict between the provisions of this Agreement and the Employment Agreement, this Agreement shall control and govern. This Agreement may be amended only by a written document signed by both parties to this Agreement.

16.           Governing Law. This Agreement and the Employment Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction, and any action brought hereunder shall be brought in a court of competent jurisdiction in the State of New York. The Company and the Executive do hereby submit to personal jurisdiction of the federal and state courts located in the State of New York for purposes of any action brought hereunder.

17.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.           Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a count to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set for the herein by the parties themselves in the modified form.

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19.           Warranties. By signing this Agreement, Executive acknowledges the following:

A.	He has carefully read and understands this Agreement.

B.	The Company advised him to consult with an attorney, Executive did consult with an attorney and his attorney prepared the initial draft of this Agreement, and reviewed this Agreement in its final form;

C.	He has been given twenty-one (21) days to consider his rights and obligations under this Agreement and to consult with an attorney about both;

D.	He understands that this Agreement is legally binding and by signing it he gives up certain rights;

E.	He has voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

F.	He has seven (7) days after he signs this Agreement to revoke it by notifying the Company in writing. This Agreement will not become effective or enforceable until this seven (7) day revocation period has expired (such date, the “Effective Date”); and

G.	This Agreement includes a waiver of all rights and claims he may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.).

20.           Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, or by courier delivery or by email with confirmed receipt, to the parties at their respective addresses set forth below or to such other address as shall be designated by such party by notice given in accordance herewith:

To the Company:

Robert Weinstein

Chief Financial Officer

Neurotrope, Inc.
50 Park Place, Suite 1401

Newark, New Jersey 07102

rweinstein@neurotropebioscience.com

To Executive:

Charles Ramat
20 W. 86th St., Apt. 4a
New York, New York 10024

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IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

NEUROTROPE, INC.

By:	/s/ Robert Weinstein

Printed Name: Robert Weinstein

Title: Chief Financial Officer

NEUROTROPE BIOSCIENCE, INC.

By:	/s/ Robert Weinstein

Printed Name: Robert Weinstein

Title: Chief Financial Officer

EXECUTIVE:

/s/ Charles S. Ramat
Charles S. Ramat

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